Exhibit 10.1

December 5, 2007	sent via electronic and regular mail

Quatech, Inc.

5675 Hudson Industrial Parkway

Hudson, Ohio 44236-5012

Attention:	Steven D. Runkel, President

Dear Mr. Runkel:

Reference is made to a certain letter agreement dated August 28, 2007 (the “Original Agreement”) with respect to the Obligations of Quatech, Inc. (fka WR Acquisitions, Inc.) (the “Borrower” or “Quatech”) to National City Bank (“Bank”). Unless otherwise defined, all capitalized terms used here shall have the same meaning as used in the Original Agreement. The Forbearance Period in the Original Agreement expired on November 30 2007. Borrower has requested that Bank further extend the Forbearance Period and refrain and forbear from exercising the rights and remedies against Borrower available to Bank following termination of the Forbearance Period. Although Bank is under no obligation to do so, Bank is willing to extend the Forbearance Period and to further forbear from exercising its rights and remedies against Borrower. Quatech has requested that National City continue to forbear from exercising the rights and remedies against Quatech available to Bank to allow Quatech time to consummate obtaining additional equity and seek and secure complete repayment of the Quatech Debt (the “Refinancing”). The references to the Sale and Exhibit and Schedule A in the Original Agreement are intentionally omitted

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows and the following provisions of the original Agreement are amend and supplemented as follows, effective as of November 30, 2007:

1.	The Forbearance Period is extended to January 31, 2008.

2.	Certain provisions of the following sections of the original Agreement are changed and supplemented so that the amended provisions read as follow:

Forbearance and Deferral Agreement

A.	National City hereby agrees to continue to lend under the Quatech Loan Documents (as modified by this letter agreement) and to forbear from exercising rights and remedies under the Quatech Loan Documents , the Related Writings and applicable law, other than its rights to accrue and seek payment of interest as provided for in the Quatech Loan Documents (as modified by this letter agreement) and seek payment of attorneys’ fees and other costs and expenses, which rights and remedies Quatech acknowledges and confirms that National City is entitled to exercise, during the Forbearance Period commencing on the date of this letter agreement and ending on the earliest to occur of: (1) January 31, 2008 2007 (2) repayment of the Debt in full or (3) the occurrence of a Terminating Event (as defined below).

Consideration for Forbearance and Deferral Agreement

D.	All regularly scheduled payments on the Revolving Note and the Term Note C shall continue in accordance with their terms and conditions and respective Quatech Loan Documents except that as to the Revolving Note and the Term Note the interest shall be increased effective as of November 30, 2007 to three percent (3%) per annum above the applicable rate After Maturity, whether by the passage of time or acceleration, principal of the Revolving Note and the Term Note C and any overdue interest on that principal shall bear interest at the rate of six percent (6%) per annum above the otherwise applicable rate.

E.	INTENTIONALLY OMITTED

I.	Quatech shall pay forbearance and restructuring fee of $50,000.00 that shall be paid in installments and shall be fully earned and non-refundable as of the required payment dates (“Forbearance Fee”). The Forbearance Fee shall be paid in consecutive installments as follows:

DATE	PAYMENT
December 10, 2007	$12,500.00
January 1, 2008	$12,500.00
January 31, 2008	$25,000.00

Installment payments of the Forbearance Fee will be deducted from Quatech’s checking account and National City shall be permitted and is hereby authorized by Quatech to debit any account of Quatech on the day upon which an installment payment is due. If a Terminating Event should occur, the entire unpaid balance of the Forbearance Fee shall be immediately due and owing. If the Refinancing should occur prior to or on January 31, 2008 the installment of the Forbearance Fee scheduled to be paid on January 31, 2008 or after the Refinancing will be forgiven.

K.	All commercial credit card account must be closed and repaid in full by no later than January 31, 2008

L.	A certain equity investment of $2,000,000.00 (the “SBA investment funds”) must be deposited in to an escrow account at National City Bank by December 10, 2007. The disposition and application of the SBA investment funds will be governed by a signed escrow agreement to be executed by Bank, Borrower and DCV

Release

In consideration of the accommodations being made available by National City to or for the benefit of Quatech under this letter agreement, including, without limitation, the forbearance on the part of National City, Quatech for itself and its agents, employees, representatives, officers, successors and assigns, do hereby remise, release and forever discharge National City and their respective shareholders, subsidiaries, affiliates, directors, servants, agents, employees, representatives, officers, attorneys and their respective heirs, personal representatives, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, counterclaims, demands, actions and causes of action of any nature whatsoever, whether at law or in equity, including, without limitation, any of the foregoing arising out of or relating to the transactions described in this letter agreement, the Quatech Loan Documents or any Related Writing, which against the Released Parties, or any of them, Quatech now has or hereafter can or may have for or by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date of this letter agreement. In addition, Quatech agrees not to commence, join in or prosecute any suit or other proceeding in a position that is adverse to any of the Released Parties arising directly or indirectly from any of the foregoing matters.

Indemnification

From and after the date of this letter agreement, each of Quatech shall indemnify, defend and hold harmless National City and their respective shareholders, subsidiaries, affiliates, directors, servants, agents, employees, representatives, officers, attorneys and their respective heirs, personal representatives, successors and assigns (severally and collectively, the “Indemnified Parties”) against and from any and all liability for, and against and from all losses or damages Indemnified Parties may suffer as a result of, any claim, demand, cost, expense, or judgment of any type, kind, character or nature (including attorneys’ fees and court costs), which Indemnified Parties shall incur or suffer as a result of (i) any act or omission of Quatech or any of its agents or representatives in connection with the transactions described in this letter agreement, the Quatech Loan Documents or any Related Writing, (ii) the inaccuracy of any of the representations or warranties of Quatech or (iii) the breach of any of the respective covenants set forth herein of either Quatech. This indemnification shall survive execution and delivery of this letter agreement.

Except as otherwise expressly provided herein, the Original Agreement remains in full force and effect. Bank’s agreement to forbear from exercising its rights and remedies based on the terms and subject to the conditions set forth in this letter agreement shall not constitute an expressed or implied course of dealing or waiver of any other action that Bank may take in connection with, or relating to, the Obligations.

If you are in agreement with the foregoing, please sign a copy of this letter agreement and return a faxed signature page to me followed in the mail by a fully executed copy.

Sincerely,

/s/ Patrick Whelan
Patrick Whelan
Credit Administration

ACCEPTANCE

QUATECH, INC.

BY:	/s/ Steven D. Runkel
ITS:	CEO

SIGNATURES AND NOTARY PROVISIONS ON NEXT PAGE

BY:	/s/ Steven D. Runkel

ITS:	CEO

/s/ Steven D. Runkel		(as Guarantor)
Steven D. Runkel

/s/ William J. Roberts		(as Guarantor)
William J. Roberts

STATE OF OHIO	)
	)	SS.
COUNTY OF SUMMIT	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared Steven D. Runkel in his capacity as President of the above-named entity, QUATECH, INC., who acknowledged that he did sign the foregoing for and on behalf of that entity, with all necessary power and authority to do so, and that the same is the free act and deed of that entity and is the free act and deed of such individual personally and in the capacity hereinbefore set forth.

IN TESTIMONY, I set my hand and official seal this 5 day of December 2007

/s/ Brian Atkinson
Notary Public

STATE OF OHIO	)
	)	SS.
COUNTY OF	)

BEFORE ME, a Notary Public in and for said County and State, personally appeared                                           in his capacity as                                          of the above-named entity, QUATECH, INC., who acknowledged that he did sign the foregoing for and on behalf of that entity, with all necessary power and authority to do so, and that the same is the free act and deed of that entity and is the free act and deed of such individual personally and in the capacity hereinbefore set forth.

IN TESTIMONY, I set my hand and official seal this      day of              2007

Notary Public